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                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Corporate Express, Inc. on Form S-3 of our report dated December 5th, 1995 on our audit of the financial statements of Boulevard Office Products, Inc. as of October 31, 1995 and for the year ended 1995, which report is included in this document on Form 8-K.



/s/ Samson Belair Deloitte & Touche